SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                   FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of Earliest Event Reported): August 21, 2000


                           Medical Manager Corporation
             (Exact name of Registrant as specified in its charter)


   Delaware                          0-17822                   22-2975182
(State or other                    (Commission               (I.R.S. Employer
jurisdiction of                    File Number)             Identification No.)
incorporation)


669 River Drive, River Drive, Center Two
         Elmwood Park, NJ                                       07407- 1361
(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code:  (201) 703-3400



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Item 5.  Other Events

                  On August 21, 2000, Medical Manager Corporation ("Medical Manager") entered into a stock option agreement (the "Wygod Stock Option Agreement") with Martin J. Wygod, the current Chairman of Medical Manager and of CareInsite, Inc. ("CareInsite"), under which Mr. Wygod was granted an option to purchase 1,200,000 shares of Medical Manager common stock at an exercise price of $15.00 per share. In connection with entering into the Wygod Stock Option Agreement, Mr. Wygod agreed that he would not receive any cash compensation for any employment or consulting services provided to Healtheon/WebMD Corporation ("Healtheon/WebMD") during the three-year period following the effective time of the mergers of Medical Manager and CareInsite with Healtheon/WebMD. In addition, the Wygod Stock Option Agreement provides for an extension of Mr. Wygod's noncompetition and customer nonsolicitation restrictive covenants set forth in the letter agreement entered into on June 18, 2000 between Healtheon/WebMD and Mr. Wygod through the fifth anniversary of the date on which his employment terminates.

                  The Wygod Stock Option Agreement provides that the options will vest in full on the six-month anniversary of the effective time of the mergers of Medical Manager and CareInsite with Healtheon/WebMD, but will become exercisable over a period of three years (50% of such options will become exercisable on the first anniversary of the effective time of the mergers, and an additional 25% will become exercisable on each of the second and third anniversaries of the effective time of the mergers). If Mr. Wygod's employment is terminated as a result of his death or disability or by Medical Manager without "cause" (as defined below), or Mr. Wygod resigns for "good reason" (as defined below), Mr. Wygod's options will become fully vested and immediately exercisable. If Mr. Wygod's employment is terminated by Medical Manager for cause or he resigns without good reason before his options have vested, the options will terminate and be cancelled. If Mr. Wygod's employment is terminated by Medical Manager for cause or he resigns without good reason after his options have vested, the options will continue to become exercisable over the three-year period as described above. If Mr. Wygod resigns without good reason after his options have vested but before the third anniversary of the effective time of the mergers, Mr. Wygod has agreed to make himself available through the third anniversary of the effective time of the mergers to provide certain consulting and advisory services to Medical Manager, at no compensation. "Good reason" is defined as a reduction in Mr. Wygod's title or responsibilities or requiring him to report to any person other than the Board of Directors of Medical Manager (following the mergers, the Healtheon/WebMD Board of Directors), any reduction in Mr. Wygod's compensation (which Mr. Wygod does not currently receive) or fringe benefits, any breach by Medical Manager of the Wygod Stock Option Agreement or other material agreement with Mr. Wygod, the failure of Healtheon/WebMD to assume the Wygod Stock Option Agreement or a change in the location from which Mr. Wygod performs his services. "Cause" is defined as Mr. Wygod's non-appealable conviction of a fraud or felony directed against the Company relating to or adversely affecting his employment.

                  On August 21, 2000, Medical Manager also entered into Stock Option Agreements (the "Key Employee Stock Option Agreements") with Charles A. Mele, a member of Medical Manager's and CareInsite's board of directors and Medical Manager's Executive Vice President, General Counsel and Secretary, Kevin Cameron, Executive Vice President -- Corporate Development of Medical Manager, David Amburgey, Senior Vice President - General Counsel of CareInsite, Kirk G. Layman, Senior Vice President -- Finance and Chief Accounting Officer of Medical Manager, and two other key employees of Medical Manager and CareInsite, under which such individuals were granted, in the aggregate, options to purchase 400,000 shares of Medical Manager common stock at an exercise price of $15.00 per share. The terms of the Key Employee Stock Option Agreements are otherwise substantially similar to those set forth in the Wygod Stock Option Agreement described above, except that the employees party to these


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agreements shall not be obligated to provide consulting and advisory services to
Medical Manager following their resignation without good reason, and their existing noncompetition and customer nonsolicitation restrictive covenants shall not be extended.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           MEDICAL MANAGER CORPORATION



Date:    August 28, 2000                   By: /s/ Charles A. Mele
                                              ----------------------------------
                                           Name:   Charles A. Mele
                                           Title:  Executive Vice President --
                                                   General Counsel and Secretary